SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: March 23, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                      (415) 267-7000

    (Registrant's telephone number, including area code)



Item 5.  Other Events.

A. Recent Legislative and Regulatory Actions

Recently, there have been legislative efforts to amend California Assembly Bill 1X (AB 1X), adopted as an urgency statute on February 1, 2001. AB 1X authorized the California Department Of Water (DWR) to (1) purchase power to meet the power needs of the California investor-owned utilities' customers that cannot be met by the utilities' own generation and power purchased by the utilities under contracts with qualifying facilities (QFs) and other generators (i.e., the utilities' net open position), and (2) issue revenue bonds to pay for its power purchases. Pacific Gas and Electric Company (Utility) believes that the intent of AB 1X was to assign to the DWR the responsibility to purchase the power to fill the utilities' net open position as the utilities were financially unable to do so. The DWR has stated it is willing to purchase only reasonably priced power, a position that has forced the California Independent System Operator (ISO) to purchase emergency power on the high-priced spot market to meet system reliability requirements and the net open position. The ISO may attempt to charge the Utility a proportionate share of the ISO's purchases. The Utility believes that under the current circumstances and applicable tariffs it is not responsible for such ISO charges.

In addition, the California Governor and the President of the California Public Utilities Commission (CPUC) have made recent public statements that the California investor-owned utilities should pay the QFs for power deliveries in full on a going forward basis to ensure their continued operation and help avoid rolling outages like those that occurred on March 19 and March 20, 2001. The Utility earlier had offered, under certain conditions, to pay the QFs in advance of delivery of their power to help these facilities remain operational.

On March 21, 2001, a CPUC commissioner issued a proposed decision which, if adopted by the CPUC, would require the Utility and the other California investor-owned utilities to pay QFs for energy deliveries made on and after the date of the decision, within 15 days of delivery, at the rate of $79 per megawatt hour, consistent with pricing formulas in the decision. Failure to make a required payment within 15 days of delivery would result in a fine in the amount owed to the QF. The proposed decision also would require the utilities to offer QFs long-term pricing options at $79 per megawatt hour for a five-year contract or $69 per megawatt hour for a ten-year contract. The proposed decision is on the agenda for the CPUC's meeting on March 27, 2001. The prices in the proposed decision would be lower than previously existing contract prices but would exceed, on a per kilowatt hour (kWh) basis, the generation-related portion of the Utility's current frozen rates (approximately 6.4 cents per kWh).

On March 14, 2001, the DWR sent a letter to the CPUC indicating that under the DWR's interpretation of AB 1X, the DWR is entitled to receive the generation-related component of the utilities' retail rate in effect on January 5, 2001, for each kWh made available by the DWR to retail customers. This contrasts with AB 1X language that entitles the DWR only to an allocated portion of the California Procurement Adjustment (CPA). Under AB 1X the CPA is defined as the difference between the generation-related component of the utility's retail rate in effect on January 5, 2001, and the sum of the costs of the utility's own generation, QF contracts, bilateral contracts existing on February 1, 2001, and ancillary services. Proposed AB 8X would amend AB 1X to reflect the DWR's proposal for allocating revenues and authorize the CPUC to establish the price to be paid by the utilities to a QF for power. Several QFs with natural gas fired facilities have indicated that the prices in the CPUC commissioner's proposed decision would be inadequate for them to generate power given the current cost of natural gas. In light of this reaction, further legislative efforts are underway to revise the proposed legislation to permit the QF prices to be paid by utilities to be adjusted to recover the price of the QFs' natural gas supplies.

If AB 1X is amended in the manner contemplated by proposed AB 8X to entitle the DWR to the Utility's generation-related component of retail rates for each kWh sold by the DWR, and if the CPUC requires the Utility to pay in excess of 7.9 cents per kWh to the QF suppliers, there would be insufficient revenues for the Utility to recover the cost of its own generation and to pay counterparties under bilateral power purchase contracts even assuming the DWR were to purchase power to cover the full net open position. The Utility believes that any requirement that the Utility pay more than it collects in rates for its generation-related costs, thereby leaving inadequate revenues to cover the Utility's costs, would be an illegal taking of its property and that such requirement would unfairly discriminate against its energy suppliers, vendors, and lenders. The Utility would challenge any such requirement in the appropriate legal forum.

B. Accounting Treatment

The accounting treatment of the Utility's undercollected balance in its regulatory balancing accounts will significantly impact the Utility's and PG&E Corporation's financial results. The undercollections can be recorded as a regulatory asset on the balance sheet rather than being charged against earnings if it is probable that the undercollections will be recovered through the ratemaking process, as provided in Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation." "Probable" in FAS 71 means that a future event is likely to occur and is a higher level of certainty than "reasonably possible." If it is determined that all or a portion of the existing undercollections are no longer probable of recovery through regulatory proceedings and mechanisms, the undercollections or a portion thereof must be charged against earnings. Thereafter, any further undercollections that are not probable of recovery under FAS 71 also would be charged against earnings. Under FAS 71, if a rate mechanism were subsequently established that made recovery probable as to all or a portion of the undercollection that was previously charged against earnings, the regulatory asset would be correspondingly reinstated with a corresponding increase in earnings.
At the time that PG&E Corporation and the Utility must release their financial results for the fourth quarter and year-end 2000, if they cannot conclude that the status of regulatory proceedings at the CPUC and any other developments that impact ratemaking processes and rates (including any agreements with Governor Davis and his representatives or legislative enactments) are such that recovery of all the undercollections through rates is probable, PG&E Corporation's and the Utility's financial statements for the fourth quarter and year-end 2000 would show a substantial charge to earnings. The amount of the charge, if any, cannot be estimated at this time due to the uncertainties discussed above, but on an after-tax basis the amount could be as much as $ 4.1 billion (reflecting a charge of the entire regulatory balancing accounts as of December 31, 2000, on an after-tax basis). Some or all of the charge could later be reversed, as described above.

C.  Bank Forbearance Agreement

As previously disclosed, the banks under the Utility's $1 billion revolving credit agreement had agreed to forbear from exercising any remedies with respect to the Utility's default under that agreement until March 6, 2001. The Utility's banks have extended the forbearance agreement to April 13, 2001.



                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By: CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                              By: DINYAR B. MISTRY
                                  -----------------------------
                                  DINYAR B. MISTRY
                                  Vice President and Controller




Dated: March 23, 2001

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